Exhibit 4.6

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of February 22, 2010, by and between Solta Medical, Inc., a Delaware corporation (“Parent”), and the undersigned Stockholder (the “Stockholder”) of Aesthera Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, Parent, Apollo ATC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company and Dana Mead, as Holder Representative have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”).

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of shares of outstanding capital stock of the Company.

WHEREAS, in connection with the Merger and the transactions contemplated by the Merger Agreement, the Stockholder may receive shares (all such shares, together with any options or warrants to purchase any such shares of Parent Stock (as defined below), or any securities convertible into, exchangeable for or that represent the right to receive shares of such Parent Stock, whether now owned or hereinafter acquired in connection with the transactions contemplated by the Merger Agreement, the “Stockholder Shares”) of Parent Common Stock, $0.001 par value per share (“Parent Common Stock”) at the Closing and/or pursuant to Section 2.10 of the Merger Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

SECTION 1

LOCK-UP; EXCEPTIONS

1.1 Lock-Up. Stockholder agrees that, without the prior written consent of Parent, from the date hereof until the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the sixty (60) day anniversary of the Closing Date (such period, the “Lock-Up Period”), Stockholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Stockholder Shares (any such transaction, a “Disposition”). The restrictions during the Lock-Up Period are expressly agreed to preclude Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder Shares even if such Stockholder Shares would be disposed of by someone other than Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. The Stockholder also agrees that from the day immediately following the last day of the Lock-Up Period until Stockholder has made a Disposition of all of the

Stockholder Shares, the Stockholder may not engage in a Disposition unless (i) such Disposition occurs on the NASDAQ Global Select Market in an open market transaction and (ii) such Disposition when combined with all other Dispositions made by such Stockholder during any particular calendar week is in a volume that is less than ten percent (10%) of the average weekly trading volume for Parent Common Stock on the NASDAQ Global Select Market for the four (4) weeks prior to such Disposition. Notwithstanding anything to the contrary in this Agreement, the Stockholder may make a Disposition(s) at any time if such Disposition or series of Dispositions is consummated in private block trades and Parent shall have given its prior written consent (which shall not be unreasonably withheld) to such Disposition (it being understood that the trade restrictions in the preceding sentence shall not apply to the purchaser in such Disposition).

1.2 Exceptions to Lock-Up. Notwithstanding the restrictions contained in Section 1.1 above, Stockholder may (i) transfer the Stockholder Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) transfer the Stockholder Shares to Parent in connection with any repurchase of such Stockholder Shares by Parent and (iii) transfer the Stockholder Shares in connection with a liquidation, merger, capital stock exchange, stock purchase, asset acquisition or other similar transaction which results in all Parent stockholders having the right to exchange their shares of Parent Stock for cash, securities or other property. Except as contemplated by clause (i) through (iii) above, from the Effective Time until the Termination Date, Stockholder will have, good and marketable title to the Stockholder Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the Stockholder Shares except in compliance with the foregoing restrictions.

SECTION 2

TERMINATION

From and after the Termination Date, this Agreement shall terminate and there shall be no liability or obligation on the part of Parent or the Stockholder. For purposes of this Agreement, the “Termination Date” shall mean the earliest to occur of: (i) the three (3) year anniversary of the Closing Date, (ii) such time as Stockholder shall no longer beneficially own any Stockholder Shares and (iii) such date as the parties mutually agree to in writing.

SECTION 3

GENERAL PROVISIONS

3.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	If to Parent, to:

Solta Medical, Inc.
25881 Industrial Boulevard
Hayward, California 94545
Attention: Stephen J. Fanning
Facsimile No.: (510) 782-2287

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attn: Chris F. Fennell, Esq.
Robert T. Ishii, Esq.
Facsimile No.: (650) 493-6811

(b)	If to the Stockholder, to:

Pinnacle Ventures, L.L.C.
130 Lytton Avenue, Suite 220
Palo Alto, CA 94301
Attention: Robert Savoie
Facsimile No.: (650) 926-7801

with a copy to:

Attention:
Facsimile No.: ( ) -

3.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign in the same counterpart.

3.3 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.4 Entire Agreement. This Agreement, the Registration Rights Agreement dated on or around the date hereof and the Payoff and Release Agreement dated on or around the date hereof and the documents and instruments and other agreements among the parties hereto referenced herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

3.5 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

3.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consents of the parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to an affiliate; provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

3.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

3.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

3.9 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to agreements entered into and performed entirely in the State of Delaware by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

3.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court in the State of Delaware and agrees that any action involving any equitable claim shall be brought exclusively in the Delaware Court of Chancery, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

3.11 Waiver of Jury Trial. EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

3.12 Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

3.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each party shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such nonbreaching party may be entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SOLTA MEDICAL, INC.		STOCKHOLDER

PINNACLE VENTURES, L.L.C.

By	/s/ Stephen J. Fanning	By:	/s/ Robert N. Savoie
Name:	Stephen J. Fanning	Name:	Robert N. Savoie
Title:	President and Chief Executive Officer	Title:	Chief Operating Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SOLTA MEDICAL, INC.		STOCKHOLDER

PINNACLE VENTURES II-A (SUB), L.P.

By	/s/ Stephen J. Fanning	By:	/s/ Robert N. Savoie
Name:	Stephen J. Fanning	Name:	Robert N. Savoie
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SOLTA MEDICAL, INC.		STOCKHOLDER

PINNACLE VENTURES II-B, L.P.

By	/s/ Stephen J. Fanning	By:	/s/ Robert N. Savoie
Name:	Stephen J. Fanning	Name:	Robert N. Savoie
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SOLTA MEDICAL, INC.		STOCKHOLDER

PINNACLE VENTURES II-C, L.P.

By	/s/ Stephen J. Fanning	By:	/s/ Robert N. Savoie
Name:	Stephen J. Fanning	Name:	Robert N. Savoie
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SOLTA MEDICAL, INC.		STOCKHOLDER

PINNACLE VENTURES II-R (SUB), L.P.

By	/s/ Stephen J. Fanning	By:	/s/ Robert N. Savoie
Name:	Stephen J. Fanning	Name:	Robert N. Savoie
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Lock-Up Agreement]